Exhibit 99.1

PACCAR Investor Conference Presentation

May 5, 2011, Bellevue, Washington – PACCAR will be presenting at the Wells Fargo Securities Industrial Conference at 9:40 a.m. EDT on Tuesday May 10, 2011. A real-time audio Webcast of the presentation will be available at www.paccar.com. An audio replay will be available following the presentation at the same link until May 17, 2011.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light- medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.